Exhibit 99.1

Reliance Steel & Aluminum Co. Reports 2012 Fourth Quarter and Full Year Financial Results

  Fourth Quarter EPS of $1.06, up 16.5% year-over-year
  Anticipates First Quarter 2013 EPS of $1.05 - $1.15
  Dividend Increased 20% to $.30 per Quarter

LOS ANGELES--(BUSINESS WIRE)--February 21, 2013--Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Financial Highlights

  Sales were $1.89 billion, down 7.1% from $2.03 billion in the fourth quarter of 2011 and down 8.1% from $2.06 billion in the third quarter of 2012. Tons sold were down 3.9% from the fourth quarter of 2011 and down 8.3% from the third quarter of 2012.
  Net income was $80.4 million, up 18.4% from $67.9 million in the fourth quarter of 2011 and down 18.0% from $98.1 million in the third quarter of 2012.
  Earnings per diluted share were $1.06, up 16.5% from $0.91 in the fourth quarter of 2011 and down 18.5% from $1.30 in the third quarter of 2012.
  A pre-tax LIFO credit, or income, of $37.1 million, is included in cost of sales compared to a pre-tax LIFO charge, or expense, of $17.8 million for the fourth quarter of 2011 and a credit of $27.0 million for the third quarter of 2012.
  Cash flow from operations was $333.1 million in the 2012 fourth quarter, up from $217.5 million in the 2011 fourth quarter.
  A quarterly cash dividend of $0.30 per share was declared on February 19, 2013 for shareholders of record as of March 1, 2013. This represents a 20% increase.

Full Year 2012 Financial Highlights

  Sales were $8.44 billion, up 3.8% from $8.13 billion in 2011. Tons sold increased 5.4% from the prior year.
  Net income was $403.5 million, up 17.4% from $343.8 million in 2011.
  Earnings per diluted share were $5.33, up 16.4% from $4.58 in 2011.
  A pre-tax LIFO credit, or income, of $64.1 million, is included in cost of sales for 2012 compared to a pre-tax LIFO charge, or expense, of $85.3 million for 2011.
  Cash flow from operations was $601.9 million in 2012, up from $234.8 million in 2011.

Management Commentary

“Our fourth quarter results reflect the impact of continued global economic uncertainty on our industry coupled with normal seasonal trends including fewer shipping days as a result of the holiday season and extended holiday-related closures by various customers. However, our average price per ton sold held steady on a sequential quarter basis in our fourth quarter, allowing us to improve our gross profit margin. Our LIFO credit in the 2012 fourth quarter boosted our margins, but more importantly, our local managers were able to improve our FIFO gross profit margins as demand declined,” said David H. Hannah, Chairman and CEO of Reliance.

Mr. Hannah continued, “In February 2013, we announced our agreement to acquire Metals USA for approximately $1.2 billion in an all cash transaction. Metals USA will be our largest acquisition to date and nicely complements Reliance’s existing customer base, product mix and geographic footprint. We expect to close the transaction in the 2013 second quarter and it is expected to be immediately accretive upon closing. Metals USA has demonstrated consistent performance with solid returns and we believe that the combined company will be well positioned to continue to outperform the broader metals service center industry.”

Fourth Quarter 2012 Business Metrics
(tons in thousands)
			Sequential
	Q4	Q3	Quarter	Q4	Year-Over-Year
	2012	2012	Change	2011	change
Tons sold	1,014.5	1,105.9	(8.3%)	1,055.7	(3.9%)
Tons sold (same store)	972.7	1,073.0	(9.3%)	1,024.6	(5.1%)

Avg. price per ton sold	$1,847	$1,848	(0.1%)	$1,927	(4.2%)

Fourth Quarter 2012 Major Commodity Metrics
						Average Selling Price per Ton
	Tons Sold (tons in thousands; percent change)					Sold (percent change)
			Sequential		Year-Over-	Sequential
	Q4 2012	Q3 2012	Quarter	Q4 2011	Year	Quarter	Year-Over- Year
	Tons Sold	Tons Sold	Change	Tons Sold	Change	Change	Change
Carbon steel	800.1	887.1	(9.8%)	844.4	(5.2%)	(1.7%)	(7.5%)
Aluminum	57.1	59.4	(3.9%)	54.8	4.2%	1.6%	(2.3%)
Stainless steel	55.6	58.6	(5.1%)	52.3	6.3%	(3.8%)	(8.0%)
Alloy	71.6	73.8	(3.0%)	78.7	(9.0%)	0.3%	0.1%

	Sales ($ in millions; percent change)
			Sequential
			Quarter		Year-Over-
	Q4 2012 Sales	Q3 2012 Sales	Change	Q4 2011 Sales	Year Change
Carbon steel	$948.0	$1,069.5	(11.4%)	$1,081.1	(12.3%)
Aluminum	$315.8	$323.3	(2.3%)	$310.0	1.9%
Stainless steel	$281.9	$308.9	(8.7%)	$288.4	(2.3%)
Alloy	$225.6	$231.8	(2.7%)	$248.0	(9.0%)

Full-Year 2012 Business Metrics
(tons in thousands)
			Year-
			Over-Year
	2012	2011	change
Tons sold	4,440.3	4,213.5	5.4%
Tons sold (same store)	4,299.1	4,157.0	3.4%

Avg. price per ton sold	$1,894	$1,930	(1.9%)

Full-Year 2012 Major Commodity Metrics
				Average Selling Price per
	Tons Sold (tons in thousands; percent change)			Ton Sold (percent change)
	2012 Tons	2011 Tons	Year-Over-	Year-Over-Year
	Sold	Sold	Year Change	Change
Carbon steel	3,545.7	3,423.9	3.6%	(3.7%)
Aluminum	241.5	228.1	5.9%	(2.1%)
Stainless steel	234.1	207.0	13.1%	(7.2%)
Alloy	310.2	268.9	15.4%	4.1%

	Sales ($ in millions; percent change)
			Year-Over-
	2012 Sales	2011 Sales	Year Change
Carbon steel	$4,390.7	$4,403.6	(0.3%)
Aluminum	$1,340.6	$1,293.4	3.6%
Stainless steel	$1,241.3	$1,183.4	4.9%
Alloy	$988.1	$822.6	20.1%

End-market Commentary

Relative strength in aerospace, energy (oil and gas), farm and heavy equipment, and auto (through the Company’s toll processing business), continue to offset weakness in non-residential construction.

  Aerospace continued to be a strong end market for the Company during 2012, with strength in both demand and pricing. The Company expects the aerospace market to continue at strong levels and improve as the Company progresses into 2013.
  Energy (oil and gas) continues to be among the Company’s strongest end markets, even though current demand levels are below those of a year ago. Demand and pricing for the products we sell are expected to remain solid in 2013.
  Heavy industry was a relatively strong end market for us in 2012, albeit with some slowing beginning in mid-2012, due partly to increasingly conservative inventory management among industry OEM’s, as well as a general slowing in the industrial economy.
  Automotive, supported by the Company’s toll processing businesses in the U.S. and Mexico, exhibited continued strong demand in 2012 and achieved a Company record for tons processed for the full year. Reliance anticipates continued strength in auto in 2013.
  Non-residential construction continued to show modest signs of a recovery, although still at significantly reduced demand levels from its peak in 2006. In 2012, North American industrial construction related to manufacturing and energy continued to exhibit the most improvement.

Balance Sheet & Liquidity

As of December 31, 2012, total debt outstanding at quarter end was $1.21 billion, or a net debt-to-total capital ratio of 23.8%. The Company currently has about $1 billion available on its $1.5 billion credit facility. The Company is pleased with its overall financial position and strong cash flow in 2012 and believes it has sufficient liquidity and financial flexibility. To fund the announced acquisition of Metals USA, including the refinancing of Metals USA’s existing debt, Reliance intends to access the bank credit market and debt capital market for additional capital. Pro forma for the Metals USA acquisition, net debt-to-total capital is expected to be approximately 42%, in line with the Company’s targeted financial profile. During the fourth quarter, the Company generated $333.1 million in cash flow from operating activities. For the full year, the Company generated $601.9 million in cash flow from operating activities.

Corporate Developments

On February 6, 2013, Reliance announced a definitive merger agreement whereby Reliance will acquire all outstanding shares of Metals USA Holdings Corp. (“Metals USA”) for $20.65 per share in cash, which, along with the assumption of Metals USA’s debt represents an enterprise value of approximately $1.2 billion. The transaction is expected to close in the second quarter of 2013, subject to certain regulatory approvals. Metals USA’s unaudited assets and sales as of December 31, 2012 and for the year then ended were approximately $1.0 billion and $2.0 billion, respectively.

On February 19, 2013, the Board of Directors declared a regular quarterly cash dividend of $0.30 per share of common stock, an increase of 20%. The dividend is payable on March 22, 2013 to shareholders of record March 1, 2013. The Company has increased its dividend 19 times since its initial public offering in 1994 and has paid regular quarterly dividends for 53 consecutive years.

Business Outlook

The Company expects that global economic and political uncertainty will continue to negatively impact the industry in the 2013 first quarter, pressuring both demand and pricing. However, the Company’s January tons sold improved modestly from the 2012 fourth quarter and pricing has been generally stable so far. As a result, for the first quarter ending March 31, 2013, management currently expects earnings per diluted share to be in the range of $1.05 to $1.15.

Conference Call Details

A conference call and simultaneous webcast to discuss fourth quarter and full year financial results and business outlook will be held today, February 21, 2013, at 11:00 a.m. Eastern / 8:00 a.m. Pacific. David Hannah, Reliance Steel & Aluminum Co.’s Chairman of the Board and Chief Executive Officer; Gregg Mollins, President and Chief Operating Officer; and Karla Lewis, Executive Vice President and Chief Financial Officer, will host the call. To listen to the live call by telephone, please dial (888) 267-2845 (U.S. and Canada) or (973) 413-6102 (International) approximately 10 minutes prior to the start time and use the conference entry code: 1799. Additionally, a live webcast of the call will be available on Reliance Steel & Aluminum Co.’s web site at www.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 1:30 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, March 7, 2013 by dialing (973) 528-0005 and entering the conference entry code: 1799. The webcast will remain posted on the investor relations portion of Reliance’s web site at www.rsac.com for 30 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 240 locations in 38 states and Australia, Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, the U.A.E. and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2012 “Fortune 500” List and the 2012 Fortune List of “The World’s Most Admired Companies.”

Forward-Looking Statements

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011*
Income Statement Data:
Net sales	$1,889.0	$2,033.9	$8,442.3	$8,134.7
Gross profit[1]	524.4	475.0	2,206.9	1,986.0
Operating income	135.8	112.3	659.2	572.8
Pre-tax income	121.3	98.4	609.4	511.6
Net income attributable to Reliance	80.4	67.9	403.5	343.8
Diluted earnings per share attributable to Reliance shareholders	$1.06	$0.91	$5.33	$4.58
Weighted average shares outstanding – diluted	76,124,260	75,026,062	75,694,212	75,041,753
Gross profit margin[1]	27.8%	23.4%	26.1%	24.4%
Operating income margin	7.2%	5.5%	7.8%	7.0%
Pre-tax income margin	6.4%	4.8%	7.2%	6.3%
Net income margin – Reliance	4.3%	3.3%	4.8%	4.2%
Cash dividends per share	$0.25	$0.12	$0.80	$0.48

	December 31,	December 31,
	2012	2011*
Balance Sheet and Other Data:
Current assets	$2,277.4	$2,274.7
Working capital	1,699.2	1,698.3
Property, plant and equipment, net	1,240.7	1,105.5
Total assets	5,857.7	5,605.9
Current liabilities	578.2	576.4
Long-term debt	1,123.8	1,319.0
Total Reliance shareholders’ equity	3,558.4	3,143.9
Capital expenditures	214.0	156.4
Cash provided by operations	601.9	234.8
Net debt-to-total capital[2]	23.8%	28.4%
Return on Reliance shareholders’ equity[3]	12.8%	12.2%
Current ratio	3.9	3.9
Book value per share[4]	$46.82	$41.92

* Amounts were derived from audited financial statements.

____________________________

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

3 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.

4 Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

ASSETS
	December 31,	December 31,
	2012	2011*
Current assets:
Cash and cash equivalents	$97.6	$84.6
Accounts receivable, less allowance for doubtful accounts of $20.5 at December 31, 2012 and $22.2 at December 31, 2011	807.7	896.2
Inventories	1,272.3	1,212.8
Prepaid expenses and other current assets	40.9	47.8
Income taxes receivable	28.4	--
Deferred income taxes	30.5	33.3
Total current assets	2,277.4	2,274.7
Property, plant and equipment:
Land	155.6	145.8
Buildings	725.1	656.8
Machinery and equipment	1,124.7	982.9
Accumulated depreciation	(764.7)	(680.0)
	1,240.7	1,105.5

Goodwill	1,314.6	1,244.3
Intangible assets, net	936.5	895.9
Cash surrender value of life insurance policies, net	45.2	41.9
Investments in unconsolidated entities	15.5	16.2
Other assets	27.8	27.4
Total assets	$5,857.7	$5,605.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$255.6	$335.2
Accrued expenses	87.4	54.0
Accrued compensation and retirement costs	112.8	111.0
Accrued insurance costs	38.8	42.1
Current maturities of long-term debt and short-term borrowings	83.6	12.2
Income taxes payable	--	21.9
Total current liabilities	578.2	576.4
Long-term debt	1,123.8	1,319.0
Long-term retirement costs	94.9	88.6
Other long-term liabilities	27.1	30.1
Deferred income taxes	466.3	439.8
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 76,042,546 at December 31, 2012 and 75,007,694 at December 31, 2011, stated capital	722.2	657.1
Retained earnings	2,837.7	2,495.6
Accumulated other comprehensive loss	(1.5)	(8.8)
Total Reliance shareholders’ equity	3,558.4	3,143.9
Noncontrolling interests	9.0	8.1
Total equity	3,567.4	3,152.0
Total liabilities and equity	$5,857.7	$5,605.9

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011*
Net sales	$1,889.0	$2,033.9	$8,442.3	$8,134.7

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,364.6	1,558.9	6,235.4	6,148.7
Warehouse, delivery, selling, general and administrative	346.4	328.3	1,396.2	1,280.1
Depreciation and amortization	42.2	34.4	151.5	133.1
	1,753.2	1,921.6	7,783.1	7,561.9

Operating income	135.8	112.3	659.2	572.8

Other income (expense):
Interest	(14.2)	(14.7)	(58.4)	(59.8)
Other (expense) income, net	(0.3)	0.8	8.6	(1.4)
Income before income taxes	121.3	98.4	609.4	511.6
Income tax provision	40.5	29.3	201.1	162.4
Net income	80.8	69.1	408.3	349.2
Less: Net income attributable to noncontrolling interests	0.4	1.2	4.8	5.4
Net income attributable to Reliance	$80.4	$67.9	$403.5	$343.8

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.06	$0.91	$5.33	$4.58

Basic earnings per common share attributable to Reliance shareholders	$1.06	$0.91	$5.36	$4.60

Cash dividends per share	$0.25	$0.12	$0.80	$0.48

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2012	2011*
Operating activities:
Net income	$408.3	$349.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	151.5	133.1
Deferred income tax provision (benefit)	2.8	(27.2)
Gain on sales of property, plant and equipment	(2.9)	(2.6)
Equity in earnings of unconsolidated entities	(2.2)	(2.2)
Dividends received from unconsolidated entities	2.9	3.9
Share-based compensation expense	23.0	21.3
Tax deficit from share-based compensation	0.4	0.3
Net loss from life insurance policies and other investments	4.0	5.5
Changes in operating assets and liabilities (excluding effects of businesses acquired):
Accounts receivable	123.1	(145.9)
Inventories	(1.3)	(231.0)
Prepaid expenses and other assets	(18.9)	22.8
Accounts payable and other liabilities	(88.8)	107.6
Net cash provided by operating activities	601.9	234.8

Investing activities:
Purchases of property, plant and equipment	(214.0)	(156.4)
Acquisitions of metals service centers, net of cash acquired	(166.9)	(313.3)
Proceeds from sales of property, plant and equipment	8.2	9.0
Net investment in marketable securities	(0.7)	(8.5)
Net investment in life insurance policies	(11.2)	(9.0)
Net proceeds from redemptions of life insurance policies	2.9	3.6
Net cash used in investing activities	(381.7)	(474.6)

Financing activities:
Net short-term debt repayments	(63.2)	(104.7)
Proceeds from long-term debt borrowings	641.0	995.0
Principal payments on long-term debt	(763.0)	(606.6)
Debt issuance costs	—	(7.3)
Payments to noncontrolling interest holders	(3.1)	(3.7)
Dividends paid	(60.2)	(35.9)
Tax deficit from share-based compensation	(0.4)	(0.3)
Exercise of stock options	42.1	11.1
Noncontrolling interests purchased	(0.8)	—
Net cash (used in) provided by financing activities	(207.6)	247.6
Effect of exchange rate changes on cash	0.4	3.9
Increase in cash and cash equivalents	13.0	11.7
Cash and cash equivalents at beginning of year	84.6	72.9
Cash and cash equivalents at end of year	$97.6	$84.6

Supplemental cash flow information:
Interest paid during the year	$58.7	$57.4
Income taxes paid during the year	$245.7	$149.2

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions of metals service centers	$59.4	$104.7

* Amounts were derived from audited financial statements.

CONTACT:
Reliance Steel & Aluminum Co.
Brenda Miyamoto, 213-576-2428
Investor Relations
investor@rsac.com
or
Addo Communications
310-829-5400